                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 FOURTH FINANCIAL CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 FOURTH FINANCIAL CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125  per Exchange  Act Rules  0-11(c)(1)(ii), 14a-6(i)(1),  14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
     ---------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

[LOGO]

                NOTICE OF 1995 ANNUAL MEETING OF STOCKHOLDERS OF
                          FOURTH FINANCIAL CORPORATION

    Notice is hereby given that the 1995 Annual Meeting of Stockholders of Fourth Financial Corporation will be held on the 20th day of April, 1995, at 2:00 p.m., in the auditorium on the Lower Level of the Fourth Financial Center, 100 North Broadway, Wichita, Kansas, for the following purposes:

         1. To elect three directors for a term of three years ending at the 1998 Annual Meeting of Stockholders and until their respective successors shall have been elected and qualified;

         2. To approve and ratify the appointment of Ernst & Young LLP, independent public accountants, as auditors for the fiscal year ending December 31, 1995; and

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The management of the Corporation is aware of no other matters that will come before the meeting. Only holders of common stock of record at the close of business on March 1, 1995, will be entitled to notice of the meeting or to vote.

                                            By Order of the Board of Directors

                                                    WILLIAM J. RAINEY
                                                        SECRETARY

Dated: March 20, 1995

    IMPORTANT: YOU ARE REQUESTED TO MARK, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AT YOUR EARLIEST CONVENIENCE EVEN IF YOU PLAN TO ATTEND THE MEETING. STOCKHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES PRIOR TO THE EXERCISE THEREOF AND VOTE IN PERSON IF THEY SO DESIRE.

                          FOURTH FINANCIAL CORPORATION
                                PROXY STATEMENT

    This Proxy Statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Fourth Financial
Corporation, a Kansas corporation (the "Company"), for use at the 1995 Annual Meeting of Stockholders of the Company on April 20, 1995 at 2:00 p.m., in the auditorium on the Lower Level of the Fourth Financial Center, 100 North Broadway, Wichita, Kansas, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.

    The principal executive offices of the Company are located at 100 North Broadway, Post Office Box 4, Wichita, Kansas 67201.

    The approximate date on which this Proxy Statement and the accompanying form of proxy are being first sent or given to stockholders is March 20, 1995.

                               VOTING AT MEETING

    Only holders of record of common stock of the Company, par value $5 per share ("Common Stock"), on the books of the Company at the close of business on March 1, 1995, will be entitled to vote at the meeting. On March 1, 1995, there were 27,602,896 shares of Common Stock issued and outstanding. These shares are all of one class, and each share is entitled to one vote, except that holders of Common Stock have cumulative voting rights which means that each stockholder is entitled, in voting for directors, to as many votes as equals the number of shares of stock held by the stockholder on the record date multiplied by the number of directors to be elected, and such votes may all be cast for a single candidate or may be distributed among several or all of the candidates as the stockholder sees fit. The Board of Directors is seeking discretionary authority to accumulate votes for the election of directors as the proxy holders see fit. Shares cannot be voted at the meeting unless the registered owner is present or represented by proxy. When proxies in the accompanying form are properly executed and returned, the shares represented thereby will be voted at the meeting as directed on the proxy form.

    In the absence of instructions to the contrary, the shares will be voted by the proxy holders for the election of the three nominees named below (reserving, however, the right to accumulate proxy votes and to distribute them among some or all of the nominees in their discretion) and for the approval of the appointment of Ernst & Young LLP as auditors. There are no rights of appraisal or similar rights of dissenters with respect to any of the matters proposed to be considered at the meeting. Proxies may be revoked or withdrawn at any time prior to the exercise thereof.

    Although shares represented by proxies containing abstentions or indicating broker non-votes will be considered as present at the meeting for purposes of determining the presence of a quorum, abstentions and broker non-votes will not otherwise be counted on any matters submitted to a vote at the meeting.

                                STOCK OWNERSHIP

    Set forth below is certain information as of March 1, 1995, obtained from information furnished by the person named below, concerning ownership of the Company's Common Stock, the only class of the Company's voting securities, by the only person known to the Company to be the beneficial owner of more than 5% of such class of securities.

                                                                   NUMBER OF SHARES
                                                                     BENEFICIALLY      PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                     OWNED           CLASS
- -----------------------------------------------------------------  -----------------  ------------
Velma L. Wallace.................................................        1,514,588          5.49%
  590 Fourth Financial Center
  Wichita, Kansas 67202

    Included in the shares beneficially owned by Mrs. Wallace are 718,454 shares owned by the Dwane L. Wallace Testamentary Trust, of which Mrs. Wallace is trustee, 347,739 shares owned by Mrs. Wallace, 424,916 shares held in four revocable trusts of which Mrs. Wallace is a co-trustee, and 23,479 shares owned by a charitable foundation. Mrs. Wallace shares voting and investment powers as to the 424,916 shares held by the trusts.

    Set forth in the following table is certain information as of March 1, 1995 as to the number of shares of Common Stock beneficially owned by each director of the Company, by the Company's chief executive officer and its four other most highly compensated executive officers, and by the officers and directors of the Company as a group. Included in the shares shown as owned by certain directors are shares owned beneficially by spouses and children of directors, shares held by trusts in which certain directors have beneficial interests or of which they serve as trustees, and shares owned by corporations controlled by a director. In calculating the percentages shown, as required by the proxy solicitation rules of the Securities and Exchange Commission: (i) the numbers of shares owned by Mr. Greer, Mr. Keller, Mr. Knudson, Mr. Pledger, and Mr. Ritchey and by all officers and directors as a group were increased by 18,225 shares, 4,294 shares, 29,227 shares, 5,616 shares, 4,162 shares, and 79,172 shares, respectively, to include the shares they had the right to purchase within 60 days of March 1, 1995, under the Company's Incentive Stock Option Plans and 1993 Employee Stock Purchase Plan; (ii) the number of shares owned by Mr. Meyer and the number of shares owned by all officers and directors as a group were increased by 1,048 shares to reflect the number of shares of Common Stock Mr. Meyer can beneficially acquire upon conversion of Depositary Shares representing interests in the Company's Class A Cumulative Convertible Preferred Stock ("Depositary Shares") held by him; and (iii) the number of shares owned by each non-employee director was increased by 4,000 shares (6,000 shares in the case of Mr. Klein) and the number of shares owned by all officers and directors as a group was increased by 46,000 shares to include the shares non-employee directors had the right to purchase under the Company's Non-Employee Directors Stock Option Plan.

                                                                   NUMBER OF SHARES
                                                                     BENEFICIALLY      PERCENT OF
NAME OF BENEFICIAL OWNER                                                 OWNED           CLASS
- -----------------------------------------------------------------  -----------------  ------------
Lionel D. Alford.................................................            74,744         0.27%
Thomas R. Clevenger..............................................           303,311(1)      1.10
K. Gordon Greer..................................................            34,790         0.13
Jordan L. Haines.................................................            85,733         0.31
Lawrence M. Jones................................................            10,771         0.04
Edward F. Keller.................................................            26,988         0.10
Joseph M. Klein..................................................           181,401         0.66
Darrell G. Knudson...............................................            61,094         0.22
Fred L. Merrill..................................................           105,745         0.38
Russell W. Meyer, Jr.............................................           222,188         0.80
Laird G. Noller..................................................            14,366         0.05
Patrick E. O'Shaughnessy.........................................            31,516         0.11
Clayton D. Pledger...............................................            11,566         0.04
Michael R. Ritchey...............................................            27,191         0.10
Robert F. Vickers................................................           303,777(2)      1.10
Kenneth J. Wagnon................................................            88,098         0.32
All officers and directors as a group (21 persons)...............         1,636,903(3)      5.93

- ------------------------
(1) Includes 31,850 shares as to which Mr. Clevenger holds voting power but not investment power.

(2) Includes 298,150 shares as to which Mr. Vickers shares voting and investment powers.

(3) Does not include 1,514,588 shares beneficially owned by Velma L. Wallace, an Advisory Director of the Company.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    The Board of Directors of the Company is divided into three classes of directors. At each annual meeting of stockholders, members of one class, on a rotating basis, are elected for three-year terms. Vacancies on the Board of Directors are filled by the remaining members of the class in which the vacancy occurs.

    Pursuant to the Company's Restated Articles of Incorporation and Bylaws, the Board of Directors, by resolution at its regular January, 1995 meeting, fixed the number of directors at ten and nominated the following three persons, constituting Class I of the Company's three classes of directors, to be elected to serve three-year terms:

        Thomas R. Clevenger    Jordan L. Haines   Patrick E. O'Shaughnessy

All three nominees are currently directors of the Company. Mr. Clevenger and Mr. Haines were elected at the 1992 Annual Meeting of Stockholders, and Mr. O'Shaughnessy was elected at the 1993 Annual Meeting of Stockholders. Mr. O'Shaughnessy's term would not have expired until the 1996 Annual Meeting of Stockholders. In order to keep the number of directors in each class as nearly equal as possible, Mr. O'Shaughnessy submitted his resignation as a Class II Director in January, 1995, and was immediately appointed as a Class I Director.

    Director Fred L. Merrill, who was appointed as a Class I Director in 1992, and Director Lionel D. Alford, who was elected as a Class I Director in 1992, are not standing for election in order to comply with the Board's policy prohibiting service by a director beyond the annual meeting following his 70th birthday.

    Unless otherwise instructed, the proxy holders will vote the proxies received by them for the three nominees named above, reserving the right, however, to accumulate their votes and distribute them among the nominees in their discretion. Although it is not expected that any nominee will decline or be unable to serve as a director, in either such event, the proxies will be voted by the proxy holders for such other person as may be designated by the Executive Committee of the present Board of Directors. To be elected a director, each nominee must receive the favorable vote of a plurality of the votes cast at the meeting.

    During 1994, the Company's Board of Directors held nine meetings and Board committees held 33 meetings. All directors attended at least 75% of the total number of the Company's Board and Board committee meetings held during the year which they were eligible to attend except Mr. Klein who attended 63%.

    All directors elected at the 1994 Annual Meeting received the vote of at least 99.7% of the total number of shares represented at the meeting either in person or by proxy.

    Information as of March 1, 1995, concerning each director whose term will continue after the 1995 Annual Meeting is set forth below. Information concerning the director's occupation or employment refers to the director's principal occupation or employment for the past five years. Information concerning the Common Stock and Depositary Shares of the Company beneficially owned by the directors is set forth in a preceding section of this Proxy Statement captioned "Stock Ownership".

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF THE THREE
                                   NOMINEES.

 CLASS I -- NOMINEES FOR A THREE-YEAR TERM EXTENDING UNTIL 1998 ANNUAL MEETING

- --------------    Investments, Wichita,  Kansas; former  President (August  1988-August
- --------------    1990)  and Vice Chairman of the  Board (July 1987-August 1988) of the
- --------------    Company; former  Chairman (until  January 1990)  of BANK  IV  Topeka;
- --------------    Director,  Western  Resources, Inc.;  Director  of the  Company since
- --------------    1985. Age 60.
- --------------
- --------------
- --------------

THOMAS R. CLEVENGER

- --------------    Chairman of the  Board of the  Company until his  retirement in  July
- --------------    1991,  and former Chairman of the Board  of BANK IV Wichita (prior to
- --------------    January 1991), Wichita, Kansas;  Director, KN Energy, Inc.,  Southern
- --------------    Pacific Railway Corp., and The Coleman Company, Inc.; Director of the
- --------------    Company since 1968. Age 67.
- --------------
- --------------
- --------------

JORDAN L. HAINES

- --------------    Chairman  and Chief Executive  Officer, Lario Oil  & Gas Company (oil
- --------------    exploration), Wichita, Kansas; Director of the Company, 1972-1987 and
- --------------    since 1993. Age 51.
- --------------
- --------------
- --------------
- --------------
- --------------

PATRICK E. O'SHAUGHNESSY

      CLASS II -- DIRECTORS CONTINUING IN OFFICE UNTIL 1996 ANNUAL MEETING

- --------------    Chairman (since  October 1990)  and  Chief Executive  Officer  (since
- --------------    1989)  until his retirement  in December, 1993,  Director, and former
- --------------    President (1989-1990),  The Coleman  Company, Inc.  (manufacturer  of
- --------------    outdoor  recreational products),  Wichita, Kansas;  Director, Fleming
- --------------    Companies, Inc.,  and  Union  Pacific Corporation;  Director  of  the
- --------------    Company, 1977-87 and since 1990. Age 63.
- --------------
- --------------

LAWRENCE M. JONES

- --------------    Chairman  of the Board and Chief  Executive Officer (since July 1991)
- --------------    and President (since  March 1992)  of the  Company, Wichita,  Kansas;
- --------------    Vice  Chairman of the Company,  December 1990-June 1991; Director and
- --------------    former Chairman of the Board  (December 1991-December 1992), BANK  IV
- --------------    Kansas;  Director,  BANK IV  Oklahoma;  Vice Chairman  of  First Bank
- --------------    System, Inc. (Minnesota-based multi-bank holding company)  (1982-90);
- --------------    Director of the Company since December 1990. Age 57.
- --------------

DARRELL G. KNUDSON

- --------------    Trustee  and  Administrator,  The  Vickers  Trusts,  Wichita, Kansas;
- --------------    Director of the Company since 1971. Age 60.
- --------------
- --------------
- --------------
- --------------
- --------------
- --------------

ROBERT F. VICKERS

- --------------    Owner, franchise restaurants  and other  investments, and  President,
- --------------    Capital  Enterprises,  Inc.  (accounting  and  management  services),
- --------------    Wichita, Kansas;  Director, Western  Resources, Inc.,  and  Telematic
- --------------    Corporation; Director of the Company since 1983. Age 56.
- --------------
- --------------
- --------------
- --------------

KENNETH J. WAGNON

     CLASS III -- DIRECTORS CONTINUING IN OFFICE UNTIL 1997 ANNUAL MEETING

- --------------    President,   CCI  Corporation   (truck  parts   distributor),  Tulsa,
- --------------    Oklahoma; Director, BANK IV Oklahoma;  Director of the Company  since
- --------------    1992. Age 63.
- --------------
- --------------
- --------------
- --------------
- --------------

JOSEPH M. KLEIN

- --------------    Chairman  and Chief  Executive Officer,  The Cessna  Aircraft Company
- --------------    (general aviation aircraft manufacturer), Wichita, Kansas;  Director,
- --------------    Western  Resources, Inc.; Director of  the Company, 1975-87 and since
- --------------    1991. Age 62.
- --------------
- --------------
- --------------
- --------------

RUSSELL W. MEYER, JR.

- --------------    President, Noller  Enterprises  (automobile  dealerships),  Lawrence,
- --------------    Kansas; Director of the Company since 1988. Age 58.
- --------------
- --------------
- --------------
- --------------
- --------------
- --------------

LAIRD G. NOLLER

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

    Each director of the Company is compensated for services as a director by an annual retainer of $7,000 and a fee of $1,250 for each board meeting attended. Directors who are not employees of the Company or one of its subsidiaries ("Non-Employee Directors") also receive $500 for each board committee meeting attended ($750 in the case of committee chairmen). The Company also reimburses directors for their out-of-pocket expenses incurred in the performance of their services for the Company.

    Non-Employee Directors are permitted under the Fourth Financial Corporation Amended and Restated Non-Employee Directors Deferred Fee Plan, last amended by stockholders in 1993, to elect each year to defer receipt of all, but not less than all, such compensation to be earned in the ensuing year. Such deferred fees are credited either to an account that bears interest at an annual rate one percentage point less than the "prime" interest rate in effect at Chemical Bank, N.A., New York (or a higher rate established by the Board's Compensation and Personnel Committee) or to an account consisting of "Units" valued as if they were shares of Common Stock. A director who ceases to be a director may elect to have Units converted either to Common Stock or to cash at the then fair market value of the Common Stock, but an election to receive stock must be approved by the Board's Compensation and Personnel Committee. Directors must irrevocably elect the extent to which they will receive Units when they first elect to participate in the plan and may not thereafter change their election. During 1994, Non-Employee Directors of the Company deferred an aggregate of $217,551 of fees, of which $25,100 was credited to interest-bearing accounts and $192,451 was credited to Units.

    The Fourth Financial Corporation 1993 Non-Employee Directors Stock Option Plan (the "Directors Option Plan"), adopted by the stockholders of the Company in 1993, provides that on the first Monday following the Company's annual meeting of stockholders each Non-Employee Director of the Company receives an option to acquire 2,000 shares of Common Stock and each Non-Employee Director of a subsidiary of the Company receives an option to acquire 1,000 shares. Each option is immediately exercisable and expires ten years from the date of grant. The exercise price of each option is the greater of the simple average of the last bid and asked prices of the Common Stock on the date of grant, as reported in the NASDAQ quotation system, or the last such reported sales price on that date. In 1994, each qualifying Non-Employee Director received options having an exercise price of $27.50 per share.

EXECUTIVE COMPENSATION

    The following Summary Compensation Table shows all of the cash and other compensation paid or to be paid by the Company and its subsidiaries to the Company's chief executive officer and the four other most highly compensated executive officers during the fiscal years indicated for services rendered in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                ANNUAL COMPENSATION               LONG-TERM
                                                     -----------------------------------------  COMPENSATION
                                                                                  OTHER         -------------
                                                                                 ANNUAL            AWARDS        ALL OTHER
                                                     SALARY(1)    BONUS      COMPENSATION(2)       OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION                 YEAR        ($)        ($)             ($)               (#)            ($)
- ----------------------------------------  ---------  ---------  ---------  -------------------  -------------  -------------
Darrell G. Knudson .....................       1994  $ 418,077  $ 375,000       $     753            70,895(3)   $  18,565(4)
 Chairman of the Board, President, and         1993    363,838    300,000             692            25,856         20,005(5)
 Chief Executive Officer of the Company        1992    323,750    226,463             618            20,921         19,563(6)
K. Gordon Greer ........................       1994    238,800    125,000             650            30,895(3)      17,840(4)
 Chairman of the Board, President, and         1993    238,450    116,000             616            12,856         21,072(5)
 Chief Executive Officer of BANK IV            1992    232,750    110,485             570             5,921         20,834(6)
 Kansas, National Association
Edward F. Keller .......................       1994    208,800     60,000             293            22,816(3)      13,043(4)
 Chairman of the Board, President, and         1993    205,046     75,000             268                 0         14,605(5)
 Chief Executive Officer of BANK IV            1992          0          0               0            15,000              0
 Oklahoma, National Association
Clayton D. Pledger .....................       1994    139,923     56,780               0            14,616(3)       4,226(4)
 Executive Vice President, Operations          1993    135,385     52,620               0             8,778          5,307(5)
 and Technology Division, of the Company       1992    129,385     55,987               0             7,000          2,489(6)
Michael R. Ritchey .....................       1994    133,115     52,000             282            14,600(3)      11,814(4)
 President, Trust and Asset Management,        1993    126,654     54,800             304             6,749         12,699(5)
 and Senior Trust Officer of the Company       1992    123,000     49,532             279             7,511         12,467(6)

- ------------------------------
(1) Includes directors' fees paid to Mr. Knudson of $17,500 for 1994, $27,300 for 1993, and $23,750 for 1992; directors' fees paid to Mr. Greer of $13,800 for 1994, $13,450 for 1993, and $7,750 for 1992; and directors'
     fees paid to Mr. Keller of $8,800 for 1994 and $11,200 for 1993.
(2) Amounts paid to reimburse officers for payment of taxes on split-dollar insurance premiums.
(3) Includes options granted under incentive stock option plan on January 19, 1994, and on December 14, 1994.
(4) Includes amounts paid as matching contributions under the Company's savings and investment plan on behalf of Messrs. Knudson, Greer, Keller, Pledger, and Ritchey of $4,530, $4,530, $4,530, $4,226, and $3,739, respectively, and the dollar benefits to Messrs. Knudson, Greer, Keller, and Ritchey of premium payments under split-dollar life insurance policies of $1,197, $1,150, $457, and $518, respectively, for the value of term life insurance, and $12,838, $12,160, $8,056, and $7,557, respectively, for the remainder of the premium paid by the Company to be refunded to the Company upon the death of the named executive officer or on termination of the agreement.
(5) Includes amounts paid as matching contributions under the Company's savings and investment plan on behalf of Messrs. Knudson, Greer, Keller, Pledger, and Ritchey of $5,970, $7,762, $6,092, $5,307, and $4,624, respectively, and the dollar benefits to Messrs. Knudson, Greer, Keller, and Ritchey of premium payments under split-dollar life insurance policies of $1,108, $1,084, $432, and $496, respectively, for the value of term life insurance, and $12,927, $12,226, $8,081, and $7,579, respectively, for the remainder of the premium paid by the Company to be refunded to the Company upon the death of the named executive officer or on termination of the agreement.
(6) Includes amounts paid as matching contributions under the Company's savings and investment plan on behalf of Messrs. Knudson, Greer, Pledger, and Ritchey of $5,528, $7,524, $2,489, and $4,392, respectively, and the dollar benefits to Messrs. Knudson, Greer, and Ritchey of premium payments under split-dollar life insurance policies of $932, $1,030, and $471, respectively, for the value of term life insurance, and $13,103, $12,280, and $7,604, respectively, for the remainder of the premium paid by the Company to be refunded to the Company upon the death of the named executive officer or on termination of the agreement.

    The following table contains information concerning options to purchase Common Stock granted during the past fiscal year under the Company's incentive stock option ("ISO") and employee stock purchase ("ESP") plans to the Company's chief executive officer and the four other most highly compensated executive officers.

    The grant date values shown below were calculated using a modified Black-Scholes option pricing model. The Black-Scholes model is based on an assumption that the possibilities of future stock returns resemble a lognormal distribution. The primary variable that influences the value of the option is a volatility statistic equal to the annualized standard deviation of the natural logarithms of the Company's stock price variations. Assumptions used in the model are presented in the following table:

                                                                             JANUARY 19,   DECEMBER 14,      MAY 1,
                                                                                1994           1994           1994
ASSUMPTION                                                                    ISO GRANT      ISO GRANT     ESP GRANT
- ---------------------------------                                           -------------  -------------  ------------
Stock price volatility....................................................       .2228          .2292          .2309
Risk-free rate of return..................................................        6.03%          7.90%          5.16%

    Additionally, a 10% discount for non-transferability, a 3% discount to reflect annualized executive turnover, a 3.75% dividend yield, and a 10% estimated earnings per share and dividend growth were factored into the model. The time to exercise was assumed to be the period from when the options become exercisable until they expire. Actual values, if any, an executive officer may realize will depend on the excess of the market price over the exercise price when the option is exercised. There is no assurance that the values realized by executive officers will be at or near the values shown below.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                            INDIVIDUAL GRANTS
                                   -------------------------------------------------------------------
                                                        % OF TOTAL
                                                          OPTIONS
                                                        GRANTED TO                MARKET
                                                         EMPLOYEES    EXERCISE   PRICE ON               GRANT DATE
                                        OPTIONS          IN FISCAL      PRICE     DATE OF   EXPIRATION    PRESENT
NAME                                  GRANTED (#)          YEAR        ($/SH)      GRANT       DATE      VALUE ($)
- ---------------------------------  ------------------  -------------  ---------  ---------  ----------  -----------
Darrell G. Knudson...............     35,000(1)(4)            5.11    $   28.44  $   28.44     1/19/04  $   208,098
                                      35,000(2)(5)            5.11        31.06      31.06    12/14/04      271,844
                                         895(3)               0.33        23.74      27.93     4/30/95        3,961
K. Gordon Greer..................     15,000(1)(6)            2.19        28.44      28.44     1/19/04       89,185
                                      15,000(2)(7)            2.19        31.06      31.06    12/14/04      116,505
                                         895(3)               0.33        23.74      27.93     4/30/95        3,961
Edward F. Keller.................     10,000(1)(8)            1.46        28.44      28.44     1/19/04       51,575
                                      12,000(2)(9)            1.75        31.06      31.06    12/14/04       74,122
                                         816(3)               0.30        23.74      27.93     4/30/95        3,612
Clayton D. Pledger...............      7,000(1)(10)           1.02        28.44      28.44     1/19/04       35,872
                                       7,000(2)(11)           1.02        31.06      31.06    12/14/04       45,023
                                         616(3)               0.23        23.74      27.93     4/30/95        2,726
Michael R. Ritchey...............      7,000(1)(12)           1.02        28.44      28.44     1/19/04       34,870
                                       7,000(2)(13)           1.02        31.06      31.06    12/14/04       43,735
                                         600(3)               0.22        23.74      27.93     4/30/95        2,656

- ------------------------
(1)  Granted January 19, 1994, under incentive stock option plan.

(2)  Granted December 14, 1994, under incentive stock option plan.

- ------------------------
(3)  Granted under employee stock purchase  plan and exercisable April 30,  1995 for exercise price equal to 85% of fair market value of Common Stock on May
     1, 1994 or April 30, 1995, whichever is lower.

(4)  First  exercisable: 11,666 shares  on June 30, 1994;  11,667 shares on June
     30, 1995; and 11,667 shares on June 30, 1996.

(5)  First exercisable: 11,666 shares  on June 30, 1995;  11,666 shares on  June
     30, 1996; and 11,668 shares on June 30, 1997.

(6)  First  exercisable: 5,000 shares on June 30, 1994; 5,000 shares on June 30,
     1995; and 5,000 shares on June 30, 1996.

(7)  First exercisable: 5,000 shares on June 30, 1995; 5,000 shares on June  30,
     1996; and 5,000 shares on June 30, 1997.

(8)  First  exercisable: 2,416 shares on June 30, 1998; 3,516 shares on June 30,
     1999; 3,516 shares on June 30, 2000; and 552 shares on June 30, 2001.

(9)  First exercisable: 2,713 shares on June 30, 2001; 3,219 shares on June  30,
     2002; 3,219 shares on June 30, 2003; and 2,849 shares on June 30, 2004.

(10) First  exercisable: 347 shares on  June 30, 1998; 3,516  shares on June 30,
     1999; and 3,137 shares on June 30, 2000.

(11) First exercisable: 347 shares  on June 30, 2000;  3,219 shares on June  30,
     2001; 3,219 shares on June 30, 2002; and 215 shares on June 30, 2003.

(12) First  exercisable: 1,170 shares on June 30, 1999; 3,516 shares on June 30,
     2000; and 2,314 shares on June 30, 2001.

(13) First exercisable: 1,100 shares on June 30, 2001; 3,219 shares on June  30,
     2002; and 2,681 shares on June 30, 2003.

    The following table contains information concerning each exercise of options to purchase Common Stock during the last fiscal year by each of the persons named below and the fiscal year-end value of unexercised options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                   NUMBER OF
                                                                                   SECURITIES         VALUE OF
                                                                                   UNDERLYING       UNEXERCISED
                                                                                  UNEXERCISED       IN-THE-MONEY
                                                                                   OPTIONS AT        OPTIONS AT
                                                                                     FISCAL            FISCAL
                                                                                    YEAR-END        YEAR-END ($)
                                                                      VALUE     ----------------  ----------------
                                                  SHARES ACQUIRED   REALIZED      EXERCISABLE/      EXERCISABLE/
NAME                                              ON EXERCISE (#)      ($)       UNEXERCISABLE     UNEXERCISABLE
- ------------------------------------------------  ---------------  -----------  ----------------  ----------------
Darrell G. Knudson..............................         6,738      $  88,876          28,332/      $     60,280/
                                                                                      104,035            460,834
K. Gordon Greer.................................         1,520         21,660          17,330/           126,838/
                                                                                       47,795            160,124
Edward F. Keller................................             0              0           3,478/             3,478/
                                                                                       34,338             40,342
Clayton D. Pledger..............................           778          3,260           5,000/            55,625/
                                                                                       29,616             91,613
Michael R. Ritchey..............................           749          3,138           3,562/            39,293/
                                                                                       33,163            154,302

    The following table shows estimated annual benefits payable upon retirement under the Company's defined benefit pension plan and supplemental retirement plan.

                               PENSION PLAN TABLE

                                                                         YEARS OF SERVICE
                                                  ---------------------------------------------------------------
                  REMUNERATION                        15           20           25           30           35
- ------------------------------------------------  -----------  -----------  -----------  -----------  -----------
$125,000........................................  $    30,249  $    40,331  $    50,415  $    60,497  $    70,580
$150,000........................................       36,597       48,796       60,996       73,195       85,394
$175,000........................................       42,946       57,261       71,577       85,892      100,207
$200,000........................................       49,295       65,726       82,158       98,590      115,021
$225,000........................................       55,644       74,191       92,739      111,287      129,835
$250,000........................................       61,992       82,656      103,321      123,985      144,649
$300,000........................................       74,690       99,586      124,483      149,380      174,276
$400,000........................................      100,085      133,446      166,808      200,170      233,531
$450,000........................................      112,782      150,376      187,971      225,565      263,159
$500,000........................................      125,480      167,306      209,133      250,960      292,786
$550,000........................................      138,177      184,236      230,296      276,355      322,414
$600,000........................................      150,875      201,166      251,458      301,750      352,041
$650,000........................................      163,572      218,096      272,621      327,145      381,669
$700,000........................................      176,270      235,026      293,783      352,540      411,296
$750,000........................................      188,967      251,956      314,946      377,935      440,924
$800,000........................................      201,665      268,886      336,108      403,330      470,551
$850,000........................................      214,362      285,816      357,271      428,725      500,179

    Compensation covered by the Company's pension plans includes all cash remuneration paid in 1994 to an employee for personal service including bonuses and commissions and excluding payments such as directors' fees, sales incentives, and similar payments. 1994 covered compensation under the plans for the persons named in the foregoing tables was: Knudson-$702,212; Greer-$341,000; Keller-$275,000; Pledger-$192,543; and Ritchey-$187,915.

    Estimated credited years of service as of March 1, 1995, for the persons listed in the foregoing tables are: Knudson-4; Greer-6; Keller-2; Pledger-4; and Ritchey-21.

    Benefits are computed on a straight life annuity basis without deductions for social security or other offset amounts.

CERTAIN EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

    In order to help assure management stability, the Company entered into change-in-control employment and severance agreements in October of 1994 with 18 officers of either the Company or one of its subsidiary banks (including Messrs. Knudson, Greer, Keller, Pledger, and Ritchey). The agreements provide that the officers will continue employment with the Company following the commencement of a tender or exchange offer or the execution of a merger agreement which would result in a change of control (as defined) of the Company until the transaction is either completed or abandoned. In consideration of this commitment, these agreements also provide for severance benefits in the event of either
involuntary  termination  of  employment  (other   than  by  reason  of   death,
disability, or for cause, as defined) or termination of employment by the officer for good cause (as defined) within two years following a change in control of the Company. Upon any such termination of employment, in addition to compensation and benefits already earned, the officer will be entitled to receive: (a) a lump sum severance payment equal to 1.5 times (two times in the cases of Mr. Knudson, Mr. Greer, and Mr. Keller) the sum of such officer's highest base salary during the 12-month period preceding the change in control and his three-year average bonus percentage multiplied by his target bonus then in effect, (b) continuation in effect for 18 months (two years in the case of Mr. Knudson, Mr. Greer, and Mr. Keller) of all medical insurance, life insurance, and disability benefit plans then in effect, (c) full vesting of all outstanding stock options and, at the officer's option, purchase of options granted within the preceding six months, (d) the present value of his enhanced benefit under the Company's Supplemental Executive Retirement Plan with his age and credited service each increased by 1.5 years (two years in the case of Mr. Knudson, Mr. Greer, and Mr. Keller), and (e) the amount of all accrued vacation pay; PROVIDED, HOWEVER, that no such payment can exceed the amount deductible for income tax purposes under the Internal Revenue Code. The agreements are for terms of two years renewable annually on a year-to-year basis unless terminated by the Company at least 90 days prior to the anniversary date, except they continue in effect automatically for a period of 24 months following a change in control of the Company. The Company estimates that, if a change in control occurred as of December 31, 1994, the aggregate amount payable under these agreements if the employment of Messrs. Knudson, Greer, Keller, Pledger, and Ritchey were terminated would be approximately $4,000,000.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1994, Jordan L. Haines, Lawrence M. Jones, Joseph M. Klein, Fred L. Merrill, Laird G. Noller, Patrick E. O'Shaughnessy, and Kenneth J. Wagnon, all of whom were independent, non-employee directors of the Company, composed the Compensation and Personnel Committee of the Company's Board of Directors (the "Compensation Committee"). None of them was, during the past fiscal year, an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship requiring disclosure in this Proxy Statement except for Jordan L. Haines who is a former Chairman of the Board of the Company. However, committee members Klein, Noller, O'Shaughnessy, and Wagnon, corporations or firms with which committee members Klein, Noller, O'Shaughnessy, and Wagnon are affiliated or in which they have interests, and members of the immediate families of committee members Haines, Noller, and Wagnon were indebted to banking subsidiaries of the Company during the past year. In each case, the extension of credit was made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features. No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The  Compensation  Committee's  decisions   are  guided  by  the   following
objectives:

    - Reward executives both on a short-term and a long-term basis to ensure a direct linkage between their compensation and enhancement of shareholder value.

    - Encourage executives to achieve significant levels of ownership of stock in the Company to align the executives' interests with those of the shareholders.

    - Ensure that the compensation program is able to attract, retain, and motivate executives with excellent abilities critical to the long-term success of the Company.

    - Utilize  a  mix of  annual (salary  and  bonus opportunity)  and long-term
      (stock  options)  compensation  to   align  compensation  with   corporate
      objectives.

    - Provide direct cash compensation that meets the tests of Section 162(m) of the Internal Revenue Code of 1986, as amended, so as to be tax-deductible to the Company.

    To achieve the objectives, annual base salary, a management bonus plan, and a long-term incentive stock option plan are utilized.

BASE SALARY

    Base salary is established as the fixed component of annual compensation intended to be competitive with the median level of salaries paid by peer financial companies selected on the basis of similar size and profitability, regionally and nationally. However, base salary is becoming a relatively smaller element in the total executive compensation package with a heavier emphasis being placed on rewarding through variable compensation. The 1994 average base salary for the four named executive officers other than Mr. Knudson increased 2.1%. Salary increase decisions are made as a result of a review of individual performance including financial factors (which vary from person to person and which include such matters as return on assets, fee income, and interest income, depending on the particular individual's responsibilities); strategic planning; sales management; communication; organizational effectiveness; and customer and community relations. Some individuals met or exceeded their 1994 financial and other objectives while others did not. No specific weighting is assigned to any of the various factors taken into account in determining base salaries.

ANNUAL BONUS PLAN

    The Compensation Committee has established a management bonus plan called The Program for Exceptional Performance to recognize corporate and individual performance by payment of cash bonuses. The Compensation Committee believes that the bonus plan rewards executives for accomplishing short-term objectives and this cash compensation is directly related to annual corporate financial performance. The plan states that the amounts paid in the bonus plan should be self-funding plus yield a return to the Company; i.e., revenue enhancements or cost reductions should more than offset the bonus paid. Bonus plan participants are key employees and are selected annually by the Compensation Committee.

    Bonuses for senior executives under the Company's Program for Exceptional Performance are based on the following three components: (1) corporate and/or business unit financial performance, (2) sales performance (if applicable), and
(3) individual key objectives. A weighting is established for each of the three performance components based on the relative importance of each to the individual participants. The corporate and/or business unit financial performance rating is based on objectives such as earnings per share, efficiency ratio, return on assets, loan and fee growth and criticized assets to loans. Certain of these objectives were met at the target level or exceeded in 1994 and others were not, depending on the business unit. Certain thresholds pertaining to financial budgets to yield a minimum return to shareholders must be achieved before bonuses are paid. Sales goals for each business unit consist of standard (minimum expected level) goals and are interpolated to determine the overall sales performance factor. Results below the standard level count as 0% for each sales goal. The individual key objectives go above and beyond the normal requirement of the job and are directly controlled by the executive and the completion of these specific goals affects the short- and long-term success of the organization.

    The standard bonus amount is determined as a percentage of the salary range mid-point, and high performance targets are established to allow bonuses above the standard level. Maximum bonuses of up to 215% of the standard level are used in conjunction with freezing base salaries or maintaining base salary at the mid-point of the assigned salary range.

    The Compensation Committee believes that the annual bonus plan motivates and rewards the achievement of corporate and business unit annual objectives and engenders a pay-for-performance philosophy based on individual contributions to corporate results. Bonus awards are paid under the bonus plan upon the accomplishment of both corporate or business unit and individual performance objectives established for the fiscal year, and no bonuses are paid if a minimum threshold/standard is not met; however, the Compensation Committee has the authority to make discretionary adjustments. There are no specified limits to the Compensation Committee's authority to make such adjustments.

    For 1994, the average bonus earned under the bonus plan by the four named executive officers other than Mr. Knudson was 41% of their base salaries compared with 44% in 1993.

LONG-TERM INCENTIVE STOCK OPTION PROGRAM

    Stock options are granted under the Incentive Stock Option Plan by the Board of Directors upon recommendation of the Compensation Committee at an option price not less than the fair market value of the Common Stock on the grant date. All options have terms of ten years and generally become exercisable over a five-year period. If options which are exercisable for the first time during any calendar year exceed the aggregate fair market value of $100,000, the excess options are treated as non-qualified options.

    The Compensation Committee believes that the stock option plan is an integral part of the executive compensation program which motivates executives to practice long-term strategic management. The plan encourages key employees to align their long-range interests with those of shareholders by accomplishing longer-term corporate goals. When granting options to all named executive officers in 1994, the Compensation Committee evaluated the total number of shares available, the number of unexercised options held by each individual, Company and individual performance, and the individual's level of responsibility in the organization. No specific corporate or individual performance factors are used.

COMPANY PERFORMANCE AND CHIEF EXECUTIVE OFFICER COMPENSATION

    Company financial results integral to the Chief Executive Officer's Program for Exceptional Performance bonus plan and performance review process for 1994 included earnings per share, the efficiency ratio, growth in fee income, loan growth, and maintenance of credit quality. Net income for 1994 was $83.1 million compared to $77.3 million in 1993. Fully diluted earnings per share were $2.74 and $2.55 for 1994 and 1993, respectively. For 1994, the efficiency ratio (the ratio of operating expense to the sum of fee income plus tax-equivalent net interest income) was 65.51% versus 67.54% for 1993. Fee income increased $9.0 million or 10.70% to total $93.7 million for 1994 from $84.7 million in 1993. Total loans were $4.01 billion at December 31, 1994, an increase of 19.5% from $3.35 billion outstanding at December 31, 1993. Average loans grew $545.9 million or 18.0% between 1994 and 1993. Nonperforming assets decreased substantially from December 31, 1993. At December 31, 1994, nonperforming assets were $35.3 million compared to $44.1 million at December 31, 1993. Nonperforming assets as a percent of loans plus other real estate owned and nonperforming assets were 0.88% at the end of 1994 versus 1.31% at the end of 1993.

    The Compensation Committee has developed a formal performance review process for the Chief Executive Officer and the evaluation is discussed at an executive session of the Board at its March meeting. The overall performance measurement is based on three components: performance of the Chairman's duties, which relate primarily to the organization and functioning of the Board of Directors; performance of the Chief Executive Officer's duties, which relate primarily to leading and managing the Company, establishing and attaining corporate performance goals, overseeing compliance with laws and regulations, and providing leadership and representation in community and civic activities; and Company financial performance as compared against the Company's Program for Exceptional Performance targets.

    In determining Mr. Knudson's compensation, the Compensation Committee used a report based on comprehensive survey results developed for the Compensation Committee by a nationally recognized executive compensation consultant. Such consultant was retained specifically to study Mr. Knudson's total compensation. This consultant selected and utilized a different peer group than that used in the survey to analyze base compensation for certain managers other than Mr. Knudson. The survey used data from 1993 and the first nine months of 1994 and included a peer group of nineteen similar-sized financial institutions and a core group of 13 high-performing financial companies selected from the peer group. The report compared performance and other key financial factors such as net income, return on assets, return on equity, asset size and staffing level. It also provided an analysis of the total compensation earned by the peer group and core group Chief Executive Officers. The report concluded that Mr. Knudson's base salary is 10% below the $474,600 average for the peer group and 9% below the $468,300 average for the core group for Chief Executive Officers receiving a base salary plus short and long-term incentives. His 1993 bonus was 7% higher than the average bonus paid to Chief Executive Officers in the core group. When coupled with his lower-than-average base salary, this higher-than-average bonus places Mr. Knudson's $725,000 total cash compensation at 97% of the $749,600 average for the core group Chief Executive Officers. The report also concluded that Mr. Knudson's long-term compensation (stock-based incentives) is currently as much as 33% below that of his peers. No specific weighting was assigned to either the compensation survey results, company financial results or Mr. Knudson's performance in determining the exact amount of his compensation.

    The base salary (not including directors' fees) for Mr. Knudson increased by 19 percent over 1993, reflecting a movement closer to market competitiveness. The Compensation Committee determined that Mr. Knudson's bonus would be based on two factors--the Company's financial performance (earnings per share, efficiency ratio, average loan growth, fee growth, and criticized assets to loans) and his attainment of the individual key objectives discussed above, all of which the Committee determined had been met or exceeded except for the earnings per share, efficiency ratio and fee growth. Because the Company did not meet its target levels for all financial factors, Mr. Knudson did not receive the maximum possible bonus. For 1994, Mr. Knudson's bonus was 94% of base salary (not including directors' fees) compared with 86% in 1993. Total annual compensation (base salary and bonus) increased by 19.5% from 1993 due to continuing improvement in company financial results and the achievement of key objectives. As indicated in the accompanying Summary Compensation Table, Mr. Knudson also received grants of incentive stock options through which the Compensation Committee believes Mr. Knudson's long-range interests are more closely aligned with those of shareholders. The ultimate value of this long-term compensation award to Mr. Knudson will be determined by the actual performance of the Company's stock price over time.

                                          Lawrence M. Jones, CHAIRMAN
                                          Jordan L. Haines
                                          Joseph M. Klein
                                          Fred L. Merrill
                                          Laird G. Noller
                                          Patrick E. O'Shaughnessy
                                          Kenneth J. Wagnon

                              COMPANY PERFORMANCE

    The following graph shows a five-year comparison of cumulative total returns (stock price plus dividends) on the Company's Common Stock, the NASDAQ Composite U.S. Stock Index, the NASDAQ Financial Index, and the NASDAQ Bank Index for the five years ending December 31, 1994, assuming $100 invested on December 31, 1989. In 1994, the NASDAQ Financial Index has been added to the NASDAQ Bank and NASDAQ Composite U.S. Stock Indexes reported in previous years. The NASDAQ Financial Index was selected for comparison purposes as it includes regional bank holding companies providing financial services similar to those provided by the Company.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           FOURTH FINANCIAL   NASDAQ FINANCIAL     NASDAQ U.S. STOCK     NASDAQ BANK
1989                $   100              $   100              $   100          $   100
1990                $ 70.61              $ 76.62              $ 84.92          $ 73.23
1991                $ 98.74              $110.80              $136.28          $120.17
1992                $132.42              $158.44              $158.58          $174.87
1993                $135.73              $184.10              $180.93          $199.33
1994                $149.08              $184.64              $176.92          $198.69

                      COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors of the Company has established certain committees to assist it in its work. Directors Wagnon (Chairman), Klein, Merrill, Meyer, and Noller, and Howard R. Fricke, a director of BANK IV Kansas, are the members of the Audit and Examination Committee of the Company, which met seven times in 1994. The Audit and Examination Committee consists of at least four independent directors of the Company and at least one independent director of each of the Company's subsidiary banks that meets the reporting thresholds of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). At least two members of the committee must have banking or related financial management experience. No member of the committee may be a large customer, as determined by the Board of Directors, or an active officer or employee of the Company or of any of the Company's subsidiaries. Membership on the committee is reviewed annually for compliance with the independence, experience, and significant-customer requirements of FDICIA. The committee's responsibilities include (1) performing all functions required to be performed by the audit committee of each of the Company's subsidiary banks, (2) recommending to the Board of Directors the selection of the Company's independent auditors and overseeing the scope and performance of their services,

(3) reviewing the Company's accounting policies, significant accounting estimates, and financial reporting, (4) reviewing the adequacy of internal controls and reporting thereon as required by applicable laws and regulations,
(5) overseeing the Company's comprehensive audit, credit review, and compliance activities, (6) monitoring compliance with laws and regulations and reviewing reporting thereon, (7) monitoring compliance with policies of the Board of Directors, (8) regularly assessing the adequacy of the allowance for credit losses at each of the Company's subsidiary banks, (9) reviewing significant litigation and contingent liability matters, and (10) reviewing the results of regulatory examinations, the responses thereto, and the corrective actions taken. The committee has access to outside legal counsel as it deems necessary in order to carry out its responsibilities.

    Directors Jones (Chairman), Haines, Klein, Merrill, Noller, O'Shaughnessy, and Wagnon are the members of the Compensation and Personnel Committee of the Company, which met seven times during 1994. The Compensation Committee makes recommendations as to salaries and promotions of the Company's officers and as to nominations to the Company's Board of Directors, considers issues of management succession planning, and administers the Company's various compensation and benefit plans. The committee would consider nominees for election to the Company's Board of Directors recommended by stockholders if nominations are received by January 2 preceding the annual meeting.

    The Executive Committee of the Company, which met five times in 1994, comprises Directors Knudson (Chairman), Alford, Clevenger, Haines, Jones, Meyer, Vickers, and Wagnon.

    The Asset, Liability and Investments Committee consists of Directors O'Shaughnessy (Chairman), Alford, Clevenger, and Vickers; Edward F. Keller, Chairman of the Board of BANK IV Oklahoma; and A. Scott Ritchie, a director of BANK IV Kansas. The committee met seven times during 1994. The committee's responsibilities include (1) monitoring compliance with the Asset and Liability Management and Investment Policies of the Company and the BANK IV banks, (2) reviewing the composition and performance of, and transactions in, the investment portfolios of the Company and the BANK IV banks, (3) monitoring the liquidity of the Company and the BANK IV banks and reviewing their funding plans, and (4) reviewing risks associated with interest-rate movements and hedging activities.

                          TRANSACTIONS WITH MANAGEMENT

    During  1994,  the  Company's  bank  subsidiaries  made  loans  to   certain
directors, to certain firms and corporations in which various directors have interests, and to members of the immediate families of various directors. In each case, such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

    BANK IV Kansas leases approximately 6,000 square feet of space for its branch in Mission Woods, Kansas, from Mission Woods Associates Limited Partnership, a limited partnership in which Director Fred L. Merrill is a general partner. The lease expires in 1999 and is renewable at the bank's option for two additional five-year terms. The Company believes that the annual rental of $119,600 is at least as favorable to the bank as could be obtained in a lease of similar office space in the same vicinity from an unrelated party.

                                  PROPOSAL TWO
                            APPOINTMENT OF AUDITORS

    Subject to stockholder approval, the Board of Directors has appointed Ernst & Young LLP, independent auditors, to certify the financial statements of the Company for the fiscal year ending December 31, 1995. Ernst & Young LLP has certified the financial statements of the Company for the past ten years. Unless otherwise instructed, the proxy holders will vote the proxies received by them in favor of the approval and ratification of such appointment.

    Representatives of Ernst & Young LLP will be present at the stockholders' meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

    The affirmative vote of the holders of a majority of the Company's issued and outstanding Common Stock is required to approve the appointment of auditors.

    The Board of Directors unanimously recommends a vote FOR the appointment of Ernst & Young LLP as auditors for the fiscal year ending December 31, 1995.

                    OTHER MATTERS TO COME BEFORE THE MEETING

    If any matters not referred to in the proxy form properly come before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment. At the time of the mailing of proxies, management of the Company was not aware that any other matters would be presented for action at the 1995 Annual Meeting of the Stockholders of the Company.

                            EXPENSE OF SOLICITATION

    The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, employees, directors, and officers of the Company or its subsidiaries may solicit proxies in person or by telephone.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater-than-ten-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company is not aware of any beneficial owner of more than ten percent of its Common Stock.

    Based solely upon a review of the copies of the forms furnished to the Company and on written representations from certain reporting persons that no Forms 5 were required, the Company believes that during the 1994 fiscal year all filing requirements applicable to its officers and directors were complied with.

                   COPIES OF FORM 10-K AVAILABLE UPON REQUEST

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, FOR 1994, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS BEING MAILED WITH THIS PROXY STATEMENT TO EACH STOCKHOLDER OF THE COMPANY OF RECORD ON MARCH 1, 1995. MANAGEMENT OF THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH STOCKHOLDER OR BENEFICIAL OWNER OF THE COMPANY'S STOCK WHO SUBMITS A WRITTEN REQUEST TO WILLIAM J. RAINEY, SECRETARY OF THE COMPANY, POST OFFICE BOX 4, WICHITA, KANSAS 67201, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C., INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, FOR 1994, THE COMPANY'S MOST RECENT FISCAL YEAR. ANY REQUEST FOR SUCH REPORT FROM A BENEFICIAL OWNER OF STOCK MUST SET FORTH A REPRESENTATION THAT, AS OF THE RECORD DATE FOR THE ANNUAL MEETING OF STOCKHOLDERS (MARCH 1, 1995), THE PERSON MAKING THE REQUEST WAS SUCH A BENEFICIAL OWNER OF STOCK AND ENTITLED TO VOTE AT SUCH MEETING.

             DEADLINE FOR SUBMISSION OF STOCKHOLDERS' PROPOSALS FOR
                    THE 1996 ANNUAL MEETING OF STOCKHOLDERS

    As required by the proxy solicitation rules of the Securities and Exchange Commission, stockholders of the Company are hereby advised that any proposals to be submitted by stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission, other than proposed nominees for election as directors, at the Company's 1996 Annual Meeting of Stockholders must be received by the Company at its principal executive offices at 100 North Broadway, Post Office Box 4, Wichita, Kansas 67201, by November 15, 1995, for inclusion in the Company's proxy statement and form of proxy. If the date of the 1996 Annual Meeting is changed to a date more than thirty days earlier or later than April 20, 1996, the Company shall, in a timely manner, inform stockholders of such change and the date by which proposals of stockholders must be received for such inclusion.

    The Company's Bylaws provide that nominations for directors, together with certain information specified by the Bylaws, must be submitted in writing not later than fourteen days nor earlier than fifty days prior to the date of the Annual Meeting of Stockholders, except that if fewer than twenty-one days' written notice of the meeting is given to stockholders, such nominations may be made during the seven days following the date the notice was made.

                                                    WILLIAM J. RAINEY
                                                        SECRETARY

March 20, 1995

1. ELECTION OF DIRECTORS:              NOMINEES: Thomas R. Clevenger, Jordan
                                       L. Haines, Patrick E. O'Shaughnessy

FOR ALL NOMINEES      WITHHOLD
LISTED (EXCEPT AS     AUTHORITY        (INSTRUCTION: To withhold authority to
 MARKED TO THE     TO VOTE FOR ALL     vote for any individual nominee, write
  CONTRARY)       NOMINEES LISTED      that nominee's name on the space
                                       provided below.)

                                       _______________________________________



2. PROPOSAL TO APPROVE THE APPOINTMENT    3. IN THEIR DISCRETION THE PROXIES
   OF ERNST & YOUNG AS AUDITORS OF THE       ARE AUTHORIZED TO VOTE UPON SUCH
   CORPORATION FOR 1995:                     OTHER BUSINESS AS MAY PROPERLY
                                             COME BEFORE THE MEETING.

      FOR   AGAINST  ABSTAIN           Please sign exactly as name appears at
                                       left. When shares are held by joint
                                       tenants, both should sign. When signing
                                       as attorney, executor, administrator,
                                       trustee, or guardian, please give full
                                       title as such. If a corporation, please
                                       sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                       Dated:___________________________, 1995

                                       _______________________________________
                                       Signature
                                       _______________________________________
                                       Signature, if held jointly

                                       Please mark, sign, date and return the
                                       proxy card promptly using the enclosed
                                       envelope.

"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"

                             FOLD AND DETACH HERE


March 20, 1995                                                    [LOGO]

Dear Fourth Financial Corporation Stockholder:

The 1995 Annual Meeting of the Stockholders of Fourth Financial Corporation will be held at 2:00 p.m. on Thursday, April 20, 1995, in the auditorium on the lower level of the Fourth Financial Center at 100 North Broadway, Wichita, Kansas. I cordially invite you to attend.

Whether or not you plan to attend the meeting, please detach the proxy above, complete it, and return it in the enclosed envelope. Your vote is important to us.

I'm pleased to announce that we now offer a toll-free number for stockholder inquiries. The service provides you a more convenient method to enroll in our dividend reinvestment plan, transfer stock, change your address, or replace a lost certificate. Voice response service is available 24 hours a day, and Shareholder Services Representatives are available between the hours of 8:00 a.m. and 4:00 p.m. central time. The number is:

                                 1-800-756-3353

As always, we're pleased to share information about Fourth Financial Corporation and its BANK IV banks by way of our Summary Annual Report and accompanying financial reports.

Sincerely,

Darrell G. Knudson
Chairman of the Board
Fourth Financial Corporation

                                     PROXY
                        FOURTH FINANCIAL CORPORATION
                 100 NORTH BROADWAY, WICHITA, KANSAS 67202

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Russell W. Meyer, Jr., Laird G. Noller, and Robert F. Vickers as Proxies, each with the power to act alone and to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Fourth Financial Corporation held of record by the undersigned on March 1, 1995, at the annual meeting of stockholders to be held on April 20, 1995, or any adjourment thereof.

   This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES AND FOR THE APPROVAL OF THE APPOINTMENT OF AUDITORS.

                         TO BE SIGNED ON OTHER SIDE
                          (continued on other side)


                            FOLD AND DETACH HERE